Exhibit 99.1
CLEAR CHANNEL COMMUNICATIONS, INC. EXTENDS MERGER
AGREEMENT TERMINATION DATE
SAN ANTONIO, TX, December 12, 2007 — Clear Channel Communications, Inc. (NYSE:CCU), a global leader in the radio broadcasting and out-of-home advertising industries, announced today that it has, in accordance with the terms of the merger agreement providing for the acquisition of Clear Channel by CC Media Holdings, Inc., a corporation formed by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P., extended to June 12, 2008, the date on which a party may terminate the merger agreement if the merger has not occurred as of that date.
About Clear Channel Communications
 Clear Channel Communications, Inc. (NYSE:CCU — News) is a global media and entertainment company specializing in “gone-from-home” entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com.
About Thomas H. Lee Partners, L.P. (“THL Partners”)
 THL is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL has become the preeminent growth buyout firm, raising approximately $20 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $125 billion and generating superior returns for its investors and partners. Notable transactions sponsored by the firm include Houghton Mifflin, National Waterworks, Univision, The Nielsen Company, West Corporation, Fidelity National Information Services, Dunkin Brands, Fisher Scientific, Experian, and ProSiebenSat1 Media. For more information please visit www.thl.com.
About Bain Capital Partners, LLC (“Bain Capital”)
 Bain Capital ( www.baincapital.com ) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.
Cautionary Note Regarding Forward-Looking Statements
 This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the merger due to failure to satisfy conditions to completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and approval by the Federal Communications Commission; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Clear Channel Communications, Inc., San Antonio:
Investors: Randy Palmer, 210-822-2828 Senior Vice President of Investor Relations
Media: Lisa Dollinger, 210-822-2828 Chief Communications Officer
Brainerd Communicators Media: Michele Clarke, 212-986-6667